EXHIBIT 99


                      Letter to Shareholders and Investors,
                             Dated February 3, 1997

The Scotts Company                                                 [Scotts Logo]


14111 SCOTTSLAWN ROAD MARYSVILLE, OHIO 43041 937-644-0011



BEGINNING WITH THE FIRST QUARTER IN FISCAL 1997, ENDED DECEMBER 28, 1996, THE SCOTTS COMPANY WILL BEGIN QUARTERLY COMMUNICATIONS TO ITS SHAREHOLDERS, TO HELP YOU BETTER UNDERSTAND THE COMPANY'S PERFORMANCE AND PROGRESS.



February 3, 1997




Dear Scotts Company Shareholder:

During fiscal 1997's first quarter, your company continued its progress toward renewed profitability. We not only reduced net and operating losses compared to 1996's first quarter, but we continued to reduce costs; and we strengthened our balance sheet by reducing receivables and borrowings. This progress positions Scotts well for profitable financial performance during the spring lawn care and gardening season, our second and third quarters.

In the quarter, The Scotts Company had a net loss of $4.1 million, or 35 cents per common share, significantly smaller than the loss of $7.2 million, or 51 cents per common share, in 1996's first quarter. The 1996 first quarter included a $2.1 million charge for restructuring.

Putting the Numbers in Perspective. And while it's important to recognize that this pre-season quarter has historically accounted for approximately 15 percent of our sales, viewed in the context of Scotts' strategy to restore profitability, the first quarter more than met our objectives. Reaction from the financial community has been positive, too.

Scotts' 1996 performance was hampered by lingering effects of an unsuccessful 1995 Consumer Lawns sales promotion program, which significantly increased costs and created as much as $60 million in increased trade inventories.

Scotts' 1997 strategy calls for replacing the unsuccessful "push" marketing programs with a new "pull" strategy. In addition, its restructured organization should be more competitive as the company begins to enjoy the benefits of the reduced cost structure.

Positive Performance. We made continued progress in all of these areas during the first quarter. Sales were down by 15 percent from the year-earlier quarter, but we believe they more accurately reflected retailers' inventory timing requirements for our products. The higher level first quarter 1996 sales, on the other hand, were driven in part by costly promotion programs.

Looking at first quarter sales by individual business groups:

  * Consumer Lawns Business Group sales were down 31.2 percent, essentially due to the discontinuance of the costly promotional programs that had encouraged retailers to make extensive pre-season purchases in previous years.

  * Consumer Gardens Group sales were down 12.3 percent, primarily due to postponing some shipments into the second quarter, to optimize in-season shelf life of grass seed products.

  * Organics Business Group sales were down 7.7 percent, reflecting reduced costly promotional discounting to drive volume.

  * Professional Business Group sales, as anticipated, were down 4.5 percent, due to the discontinuance of unprofitable products.

  * Scotts' International Business Group sales increased by 8.3 percent, most of that growth coming from the Pacific Rim.

Marketing Cost Reductions. While sales decreased 15 percent, marketing costs were down nearly 21 percent from first quarter 1996. This confirms, we believe, that we have more cost-effective marketing programs for the company. And while our new marketing strategy will concentrate more of our marketing expenditures during the second and third quarters this year, we still expect overall marketing expense as a percent of sales to be down slightly for the balance of fiscal 1997. Trade response to that new strategy has been positive, with orders to date up considerably versus last year.

In  addition,  the  effects  of  Scotts'  cost-reduction  efforts  also  led  to
improvements   in  other   key  areas   such  as   distribution,   general   and
administrative, and interest expense.

The company's balance sheet improved during the quarter, too, with receivables down more than $75 million from last year's first quarter. Reduced debt -- down by nearly $73 million from the 1996 quarter -- was a direct result of lowerworking capital needs.

Other Actions. During the first quarter, The Scotts Company announced that it had signed a Letter of Intent to purchase the remaining interest in Miracle Holdings Limited and its subsidiary, Miracle Garden Care, Ltd., the profitable lawn and garden care operation in the United Kingdom in which it held a 32.4 percent ownership interest. The transaction, which was completed early in fiscal 1997's second quarter, will help provide Scotts with an established base for growth in Europe's lawn care and garden products market. We believe it complements our existing European operations well, since they primarily serve professional markets.

The acquisition, which -- after interest expenses and amortization of goodwill -- is expected to have neutral to slightly accretive earnings implications for the company in 1997, is a key element in our international growth strategy.

Going forward, we believe we cannot only improve Miracle Garden Care's performance, but use it as a base for expanding our presence in continental Europe.

During the quarter, we also announced that Jean (John) H. Mordo had been named Scotts' Executive Vice President and Chief Financial Officer, effective January 6, 1997. Jean comes to us from Pratt and Whitney Aircraft, a $6 billion division of United Technologies Corporation, where he had served as Senior Vice President and Chief Financial Office since 1992.

Prior to that, he was with Otis Elevator, also a division of United Technologies, where he served most recently as President of Latin American Operations and Chief Financial Officer. I'm confident that Jean will play an important role in our continuing efforts to return The Scotts Company to profitability and growth.

Scotts also, during the quarter, contracted with a marketing research firm, Triad Systems Corporation, to audit retail sales to provide us with a better understanding of our consumer market share and the actual price paid at the point of purchase. This kind of data, which has not been readily available in our industry in the past, should not only help us track Scotts' products, but also competitors' products in each of the categories we serve. This should prove invaluable as we work to simplify our products lines, establish proper pricing points, and consider new opportunities.

Positioned for Profitability. We're confident that the reduced loss, the marked progress in key cost areas, the positive trade reaction to our new 1997 marketing programs, and the strengthened balance sheet all reflect significant progress in our plan for renewed profitability. They should permit the company to react quickly and efficiently when spring breaks.

We entered the second quarter of fiscal 1997 well positioned to capitalize on the immense potential of The Scotts Company's brands and products. We're optimistic that, as the company's 1996 Annual Report explained, we have taken the right steps to unlock Scotts' potential for profitable growth.

Sincerely,

/s/ Charles M. Berger
    ____________________________________
    Charles M. Berger
    Chairman, President and Chief Executive Officer









SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: to encourage companies to provide additional forward-looking information to investors, Congress in 1995 passed legislation called the Private Securities Litigation Act of 1995. This letter contains statements that, under the Act, are considered forward-looking. Shareholders should keep in mind that actual results could differ materially from the forward-looking information contained in this letter, due to a variety of factors, including, but not limited to, the effects of weather conditions on sales of the company's products; the success of the new promotion programs discussed in the letter, and the company's ability to maintain favorable profit margins on its products and produce them on a timely basis. Additional detailed information on these and other factors is readily available in the company's publicly filed quarterly, annual, and other reports. For copies, please contact Investor Relations, The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041.



                       THE SCOTTS COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                  FOR THE THREE MONTHS ENDED DECEMBER 28, 1996
                              AND DECEMBER 30, 1995

                    (in thousands, except per share amounts)
                                   (Unaudited)


                                                    THREE MONTHS ENDED
                                                December 30,    December 28,
                                                    1995           1996        % CHANGE
                                                ------------    ------------   --------

Net sales                                         117,928         100,184       -15.0%
Cost of sales                                      64,714          53,842       -16.8%
                                                ---------         -------

Gross profit                                       53,214          46,342       -12.9%
% of sales                                          45.1%           46.3%

Marketing                                          27,590          21,830       -20.9%
Distribution                                       16,465          13,688       -16.9%
General and administrative                          8,057           7,293        -9.5%
Research and development                            2,663           2,664         0.0%
Amortization of goodwill and
   other intangibles                                2,172           2,233         2.8%
Other expenses, net                                   242             267        10.3%
Unusual expense                                     2,055            --             na
                                                ---------         -------


Income from operations                             (6,030)         (1,633)       72.9%
% of sales                                           -5.1%           -1.6%

Interest expense                                    6,601           5,573       -15.6%
                                                ---------         -------

Income before taxes                               (12,631)         (7,206)       42.9%

Income tax benefit                                 (5,457)         (3,113)       43.0%
                                                ---------         -------

Net income                                         (7,174)         (4,093)       42.9%

Preferred stock dividend                            2,436           2,438           nm
                                                ---------         -------

Income available to common shareholders         $  (9,610)      $  (6,531)          nm
                                                =========       =========

Net income (loss) per common share (1)          $   (0.51)      $   (0.35)       31.6%
                                                =========       =========

Common shares used in per share calculation        18,689          18,575           nm
                                                =========       =========


(1) Fully diluted earnings per share for all periods presented did not differ more than 3% from primary earnings per share.



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

                       THE SCOTTS COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                          December 30,   December 28,  September 30,
                                              1995          1996          1996

                                     ASSETS
Current assets
     Cash                                     $  7,903     $  5,854     $ 10,598
     Accounts receivable, net                  196,373      121,648      110,426
     Inventories, net                          184,629      195,454      148,836
     Other current assets                       22,637       22,342       22,101
                                              --------     --------     --------

         Total current assets                  411,542      345,298      291,961
                                              --------     --------     --------

Property, plant and equipment                  147,787      136,076      139,488
Trademarks, net                                 88,688       86,433       86,997
Other intangibles, net                          23,513       18,421       19,455
Goodwill                                       178,794      178,899      180,154
Other assets                                    15,883       13,551       13,630
                                              --------     --------     --------

         Total assets                         $866,207     $778,678     $731,685
                                              ========     ========     ========

                       LIABILITY AND SHAREHOLDERS' EQUITY

Current liabilities
     Revolving credit                           36,488        1,875        2,197
     Accounts payable                           54,414       44,921       46,288
     Other current liabilities                  47,543       55,192       62,273
                                              --------     --------     --------

         Total current liabilities             138,445      101,988      110,758
                                              --------     --------     --------

Long-term debt                                 324,368      286,405      223,128
Postretirement benefits                         27,204       27,202       27,157
Other liabilities                                5,152        6,064        6,341
                                              --------     --------     --------

         Total liabilities                     495,169      421,659      367,384

Shareholder's equity                           371,038      357,019      364,301
                                              --------     --------     --------

         Total liabilities and equity         $866,207     $778,678     $731,685
                                              ========     ========     ========
